Exhibit 99

FOR IMMEDIATE RELEASE

September 22, 2021

GENERAL MILLS REPORTS FISCAL 2022 FIRST-QUARTER RESULTS

•	Net sales increased 4 percent to $4.5 billion; organic net sales[1] were up 2 percent

•	Operating profit declined 1 percent to $844 million; constant-currency adjusted operating profit was down 2 percent

•	Diluted earnings per share (EPS) totaled $1.02, down 1 percent from the prior year; adjusted diluted EPS of $0.99 was down 2 percent in constant currency

•	Company reaffirms full-year fiscal 2022 outlook

¹	Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS, Minn. – September 22, 2021 – General Mills (NYSE: GIS) today reported results for the first quarter ended August 29, 2021.

“I’m proud of the way our team is performing in a dynamic and challenging operating environment,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “Our strong execution in the first quarter enabled us to deliver top- and bottom-line results ahead of our expectations. We delivered these good results while continuing to advance our Accelerate strategy, including making important progress on portfolio reshaping in the quarter.”

General Mills is executing its Accelerate strategy to drive sustainable, profitable growth and top-tier shareholder returns over the long term. The strategy focuses on four pillars to create competitive advantages and win: boldly building brands, relentlessly innovating, unleashing scale, and being a force for good. The company is prioritizing its core markets, global platforms, and local gem brands that have the best prospects for profitable growth and is committed to reshaping its portfolio with strategic acquisitions and divestitures, including the acquisition of Tyson Foods’ pet treats business and the planned divestiture of its European Yoplait operations, to further enhance its growth profile.

General Mills expects changes in consumer behaviors driven by the COVID-19 pandemic will result in ongoing elevated consumer demand for food at home, relative to pre-pandemic levels. These changes include more time spent working from home and increased consumer appreciation for cooking and baking. In addition, an increase in the pet population and further humanization and premiumization of pet food during the pandemic are expected to create tailwinds for the pet food category. The company plans to capitalize on these opportunities, addressing evolving consumer needs through its leading brands, innovation, and advantaged capabilities to generate profitable growth.

First Quarter Results Summary

•

Net sales increased 4 percent to $4.5 billion, including 1 point of favorable foreign currency exchange. Organic net sales increased 2 percent, including contributions from positive organic net price realization and mix and higher organic pound volume.

•

Gross margin was down 120 basis points to 35.2 percent of net sales, primarily driven by higher input costs, partially offset by favorable net price realization and mix and mark-to-market effects. Adjusted gross margin was down 150 basis points to 34.7 percent of net sales, driven by input cost inflation, higher other supply chain costs, and fixed cost deleverage in the supply chain, partially offset by Holistic Margin Management (HMM) cost savings and favorable net price realization and mix.

•

Operating profit of $844 million was down 1 percent, primarily driven by the comparison to net gains on certain corporate investments in the prior year, partially offset by higher gross profit dollars. Operating profit margin of 18.6 percent was down 100 basis points. Constant-currency adjusted operating profit declined 2 percent, driven by lower adjusted gross profit dollars, partially offset by lower administrative expenses. Adjusted operating profit margin decreased 110 basis points to 18.0 percent.

•

Net earnings attributable to General Mills was down 2 percent to $627 million and diluted EPS was down 1 percent to $1.02, primarily reflecting lower operating profit. Adjusted diluted EPS of $0.99 was down 2 percent in constant currency, primarily driven by lower adjusted operating profit.

Portfolio Reshaping

General Mills took important steps to advance its portfolio reshaping efforts in the first quarter. On July 6, the company completed the acquisition of Tyson Foods’ pet treats business, including the Nudges, True Chews, and Top Chews brands. The acquisition strengthens the company’s position as the leading natural pet food manufacturer in the $37 billion U.S. pet food category. The company estimates the acquisition will add approximately 2 cents to fiscal 2022 adjusted diluted EPS. In addition, on August 27, General Mills signed a definitive agreement in relation to the previously announced divestiture of its European Yoplait operations. The divestiture is scheduled to close by the end of calendar 2021.

Operating Segment Results

Note: Tables may not foot due to rounding.

Components of Fiscal 2022 Reported Net Sales Growth
First Quarter	Volume	Price/ Mix		Foreign Exchange		Reported Net Sales
North America Retail	(7) pts	4 pt	s	1 pt		(3)%
Pet	13 pts	12 pt	s	—		25%
Convenience Stores & Foodservice	12 pts	11 pt	s	—		23%
Europe & Australia	2 pts	(1) pt		5 pt	s	5%
Asia & Latin America	(6) pts	10 pt	s	5 pt	s	8%

Total	—	3 pts		1 pt		4%

Components of Fiscal 2022 Organic Net Sales Growth
First Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	(7) pts	4 pts	(3)%	1 pt	—	(3)%
Pet	12 pts	8 pts	20%	—	5 pts	25%
Convenience Stores & Foodservice	12 pts	11 pts	23%	—	—	23%
Europe & Australia	2 pts	(1) pt	Flat	5 pts	—	5%
Asia & Latin America	1 pt	4 pts	6%	5 pts	(2) pts	8%

Total	1 pt	2 pts	2%	1 pt	—	4%

Fiscal 2022 Segment Operating Profit Growth
First Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	(11)%	(12)%
Pet	28%	28%
Convenience Stores & Foodservice	47%	47%
Europe & Australia	(15)%	(22)%
Asia & Latin America	(23)%	(26)%

Total	(3)%	(4)%

North America Retail Segment

First-quarter net sales for General Mills’ North America Retail segment declined 3 percent to $2.64 billion, driven by lower at-home food demand and the comparison to the prior-year period when net sales benefited from retailers rebuilding inventory that had been drawn down at the onset of the pandemic. Organic net sales also were down 3 percent. On a 2-year compound growth basis, relative to pre-pandemic levels, first-quarter organic net sales were up 5 percent. Net sales declined 7 percent in U.S. Meals & Baking and 6 percent in U.S. Cereal, and were up 3 percent in U.S. Snacks and up 3 percent in constant currency in Canada. U.S. Yogurt net sales essentially matched year-ago levels. Segment operating profit of $618 million was down 11 percent as reported and down 12 percent in constant currency, primarily driven by higher input costs and lower volume, partially offset by favorable net price realization and mix and lower administrative expenses. On a 2-year compound growth basis, segment operating profit was up 4 percent in constant currency.

Pet Segment

First-quarter net sales for the Pet segment increased 25 percent to $488 million, driven by strong volume growth and favorable net price realization and mix. Net sales growth included 5 points of benefit from the acquisition of Tyson Foods’ pet treats business, which closed on July 6 and is being accounted for on a 1-month lag. Organic net sales were up 20 percent, including double-digit growth for both dog food and cat food. Organic net sales growth benefited from the comparison to the prior-year period that was negatively impacted by a reduction in at-home pet food inventory, and on a 2-year compound growth basis, first-quarter organic net sales were up 13 percent. The Blue Buffalo brand continued to drive strong retail sales growth and market share gains in measured channels in the quarter. In addition, retail sales for the recently acquired pet treat brands were up 20 percent in measured channels. Segment operating profit increased 28 percent to $115 million, primarily driven by favorable net price realization and mix and higher volume, partially offset by higher input costs and higher selling, general, and administrative (SG&A) expenses. On a 2-year compound growth basis, segment operating profit was up 20 percent in constant currency.

Convenience Stores & Foodservice Segment

First-quarter net sales for the Convenience Stores & Foodservice segment increased 23 percent to $482 million, reflecting sequential recovery in key away-from-home food channels including schools, restaurants, lodging, and convenience stores. On a 2-year compound growth basis, relative to pre-pandemic levels, first-quarter organic net sales were up 4 percent. Segment operating profit increased 47 percent to $102 million, driven by favorable net price realization and mix and higher volume, partially offset by higher input costs. On a 2-year compound growth basis, segment operating profit was up 6 percent.

Europe & Australia Segment

First-quarter net sales for the Europe & Australia segment increased 5 percent to $518 million, driven by favorable foreign currency exchange. Organic net sales essentially matched year-ago levels. On a 2-year compound growth basis, relative to pre-pandemic levels, first-quarter organic net sales were up 3 percent. Net sales growth for snack bars and yogurt was offset by a decline in ice cream. Segment operating profit of $45 million was down 15 percent as reported and down 22 percent in constant currency, primarily driven by input cost inflation and unfavorable product mix, partially offset by HMM cost savings. On a 2-year compound growth basis, segment operating profit was up 21 percent in constant currency.

Asia & Latin America Segment

First-quarter net sales for the Asia & Latin America segment increased 8 percent to $413 million, driven by favorable net price realization and mix and foreign currency exchange, partially offset by lower volume. Organic net sales increased 6 percent. On a 2-year compound growth basis, relative to pre-pandemic levels, first-quarter organic net sales were up 11 percent. Net sales performance was led by Yoki meals and snacks in Brazil and Häagen-Dazs ice cream in China. Segment operating profit of $15 million was down 23 percent as reported and down 26 percent in constant currency, primarily driven by higher input costs and higher SG&A expenses, partially offset by favorable net price realization and mix. On a 2-year compound growth basis, segment operating profit was up 11 percent in constant currency.

Joint Venture Summary

First-quarter net sales for Cereal Partners Worldwide (CPW) were down 5 percent in constant currency, reflecting the comparison against elevated demand for food at home a year ago in the early stages of the pandemic. Constant-currency net sales increased 14 percent for Häagen-Dazs Japan (HDJ), driven by strong new product performance. Combined after-tax earnings from joint ventures totaled $29 million compared to $41 million a year ago, primarily driven by lower net sales and higher media investment at CPW.

Other Income Statement Items

Unallocated corporate items totaled $56 million net expense in the first quarter of fiscal 2022, compared to $74 million net expense a year ago. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $77 million net expense this year compared to $96 million net expense last year.

Restructuring, impairment, and other exit costs totaled a $4 million net recovery in the quarter and were an insignificant amount a year ago (please see Note 3 below for more information on these charges).

Net interest expense totaled $96 million in the first quarter compared to $111 million a year ago, primarily driven by lower rates and lower average debt balances. The effective tax rate in the quarter was 21.7 percent compared to 22.0 percent last year (please see Note 6 below for more information on our effective tax rate). The adjusted effective tax rate was 21.7 percent compared to 21.9 percent a year ago.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $370 million in the first quarter of fiscal 2022 compared to $584 million in the prior year, primarily driven by timing-related changes in accounts payable and accounts receivable. Capital investments totaled $104 million compared to $117 million a year ago. Dividends paid increased to $312 million. General Mills repurchased approximately 2.5 million shares of common stock in the first quarter for a total of $150 million. Average diluted shares outstanding decreased 1 percent to 615 million.

Fiscal 2022 Outlook

General Mills reaffirmed its key full-year fiscal 2022 targets:

•	Organic net sales are expected to be toward the higher end of the company’s initial guidance range of down 1 to 3 percent, reflecting stronger-than-expected net sales performance in the first quarter.

•

Constant-currency adjusted operating profit and constant-currency adjusted diluted EPS are each expected to be toward the higher end of the company’s initial guidance ranges of down 2 to 4 percent and flat to down 2 percent, respectively, largely due to the impact of the pet treats acquisition, which is estimated to add approximately 2 cents to fiscal 2022 adjusted diluted EPS.

•	Free cash flow conversion is expected to be approximately 95 percent of adjusted after-tax earnings.

•	The above targets exclude the impact of the European Yoplait divestiture, which is scheduled to close by the end of the calendar year.

General Mills will issue pre-recorded management remarks today, September 22, 2021, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time). The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2022 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: the impact of the coronavirus (COVID-19) pandemic on our business, suppliers, consumers, customers, and employees; disruptions or inefficiencies in the supply chain, including any impact of the coronavirus (COVID-19) pandemic; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy, and transportation; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

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Contacts

(Investors) Jeff Siemon: +1-763-764-2301

(Media) Kelsey Roemhildt: +1-763-764-6364

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	Aug. 29, 2021	Aug. 30, 2020	% Change
Net sales	$4,539.9	$4,364.0	4%
Cost of sales	2,942.5	2,773.6	6%
Selling, general, and administrative expenses	757.4	736.2	3%
Restructuring, impairment, and other exit costs (recoveries)	(4.3)	0.5	NM

Operating profit	844.3	853.7	(1)%
Benefit plan non-service income	(29.6)	(33.3)	(11)%
Interest, net	95.9	111.1	(14)%

Earnings before income taxes and after-tax earnings from joint ventures	778.0	775.9	—%
Income taxes	168.9	170.8	(1)%
After-tax earnings from joint ventures	29.1	41.3	(30)%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	638.2	646.4	(1)%
Net earnings attributable to redeemable and noncontrolling interests	11.2	7.5	49%

Net earnings attributable to General Mills	$627.0	$638.9	(2)%

Earnings per share – basic	$1.03	$1.04	(1)%

Earnings per share – diluted	$1.02	$1.03	(1)%

	Quarter Ended
	Aug. 29, 2021	Aug. 30, 2020	Basis Pt Change
Comparisons as a % of net sales:
Gross margin	35.2%	36.4%	(120)
Selling, general, and administrative expenses	16.7%	16.9%	(20)
Operating profit	18.6%	19.6%	(100)
Net earnings attributable to General Mills	13.8%	14.6%	(80)

	Quarter Ended
	Aug. 29, 2021	Aug. 30, 2020	Basis Pt Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Adjusted gross margin	34.7%	36.2%	(150)
Adjusted operating profit	18.0%	19.1%	(110)
Adjusted net earnings attributable to General Mills	13.4%	14.3%	(90)

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	Aug. 29, 2021	Aug. 30, 2020	% Change
Net sales:
North America Retail	$2,638.9	$2,707.0	(3)%
Europe & Australia	517.5	491.0	5%
Pet	488.0	391.7	25%
Convenience Stores & Foodservice	482.4	391.6	23%
Asia & Latin America	413.1	382.7	8%

Total	$4,539.9	$4,364.0	4%

Operating profit:
North America Retail	$618.0	$695.4	(11)%
Europe & Australia	45.2	53.2	(15)%
Pet	115.2	90.3	28%
Convenience Stores & Foodservice	102.4	69.6	47%
Asia & Latin America	15.4	20.1	(23)%

Total segment operating profit	$896.2	$928.6	(3)%

Unallocated corporate items	56.2	74.4	(24)%
Restructuring, impairment, and other exit costs (recoveries)	(4.3)	0.5	NM

Operating profit	$844.3	$853.7	(1)%

	Quarter Ended
	Aug. 29, 2021	Aug. 30, 2020	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	23.4%	25.7%	(230)
Europe & Australia	8.7%	10.8%	(210)
Pet	23.6%	23.1%	50
Convenience Stores & Foodservice	21.2%	17.8%	340
Asia & Latin America	3.7%	5.3%	(160)

Total segment operating profit	19.7%	21.3%	(160)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Aug. 29, 2021	Aug. 30, 2020	May. 30, 2021
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$710.6	$1,796.7	$1,505.2
Receivables	1,691.7	1,633.0	1,638.5
Inventories	1,935.2	1,605.1	1,820.5
Prepaid expenses and other current assets	734.3	320.0	790.3
Assets held for sale	1,248.4	—	—

Total current assets	6,320.2	5,354.8	5,754.5
Land, buildings, and equipment	3,343.2	3,557.0	3,606.8
Goodwill	14,549.9	14,010.1	14,062.4
Other intangible assets	6,831.0	7,150.4	7,150.6
Other assets	1,287.9	1,189.9	1,267.6

Total assets	$32,332.2	$31,262.2	$31,841.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,288.0	$3,184.4	$3,653.5
Current portion of long-term debt	1,590.5	2,625.7	2,463.8
Notes payable	1,035.5	162.7	361.3
Other current liabilities	1,673.9	1,639.9	1,787.2
Liabilities held for sale	547.5	—	—

Total current liabilities	8,135.4	7,612.7	8,265.8
Long-term debt	10,326.9	10,832.9	9,786.9
Deferred income taxes	2,076.0	1,924.5	2,118.4
Other liabilities	1,224.1	1,549.3	1,292.7

Total liabilities	21,762.4	21,919.4	21,463.8

Redeemable interest	584.0	584.9	604.9
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,345.0	1,335.5	1,365.5
Retained earnings	17,384.5	16,312.5	17,069.8
Common stock in treasury, at cost, shares of 148.3, 143.3 and 146.9	(6,715.0)	(6,370.2)	(6,611.2)
Accumulated other comprehensive loss	(2,397.7)	(2,908.7)	(2,429.2)

Total stockholders’ equity	9,692.3	8,444.6	9,470.4
Noncontrolling interests	293.5	313.3	302.8

Total equity	9,985.8	8,757.9	9,773.2

Total liabilities and equity	$32,332.2	$31,262.2	$31,841.9

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	Aug. 29, 2021	Aug. 30, 2020
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$638.2	$646.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	145.8	146.1
After-tax earnings from joint ventures	(29.1)	(41.3)
Distributions of earnings from joint ventures	22.6	19.9
Stock-based compensation	26.8	28.3
Deferred income taxes	19.6	23.0
Pension and other postretirement benefit plan contributions	(5.4)	(5.6)
Pension and other postretirement benefit plan costs	(7.2)	(8.6)
Restructuring, impairment, and other exit costs	(19.5)	(2.7)
Changes in current assets and liabilities, excluding the effects of acquisition	(389.5)	(157.8)
Other, net	(32.5)	(64.1)

Net cash provided by operating activities	369.8	583.6

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(104.0)	(117.0)
Acquisition	(1,198.6)	—
Investments in affiliates, net	5.7	(0.7)
Proceeds from disposal of land, buildings, and equipment	0.3	0.3
Other, net	(1.3)	(5.6)

Net cash used by investing activities	(1,297.9)	(123.0)

Cash Flows - Financing Activities
Change in notes payable	698.7	(120.9)
Issuance of long-term debt	582.2	595.2
Payment of long-term debt	(612.1)	(555.1)
Proceeds from common stock issued on exercised options	7.9	30.0
Purchases of common stock for treasury	(150.1)	—
Dividends paid	(312.3)	(302.8)
Distributions to noncontrolling and redeemable interest holders	(1.1)	(1.1)
Other, net	(18.2)	(18.0)

Net cash provided (used) by financing activities	195.0	(372.7)

Effect of exchange rate changes on cash and cash equivalents	(18.1)	31.0

(Decrease) increase in cash and cash equivalents	(751.2)	118.9
Cash and cash equivalents - beginning of year	1,505.2	1,677.8

Cash and cash equivalents - end of period (includes $43.4 million of cash classified as held for sale as of August 29, 2021)	$754.0	$1,796.7

Cash Flow from changes in current assets and liabilities, excluding the effects of acquisition:
Receivables	$(145.3)	$7.2
Inventories	(116.1)	(158.6)
Prepaid expenses and other current assets	39.0	88.2
Accounts payable	(214.9)	(45.9)
Other current liabilities	47.8	(48.7)

Changes in current assets and liabilities	$(389.5)	$(157.8)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)

During the first quarter of fiscal 2022, we acquired the Tyson Foods’ pet treats business for $1.2 billion in cash. We financed the transaction with a combination of cash on hand and short-term debt. We consolidated the Tyson Foods’ pet treats business into our Consolidated Balance Sheets and recorded goodwill of $759 million, indefinite-lived intangible assets for the Nudges, Top Chews and True Chews brands totaling $330 million in aggregate, and a finite-lived customer relationship asset of $40 million. We recorded acquisition integration costs of $12 million in the first quarter of fiscal 2022.

During the first quarter of fiscal 2022, we entered into a definitive agreement to sell our 51 percent controlling interest in Yoplait SAS, and our 50 percent interest in Yoplait Marques SNC and Liberté Marques Sàrl to Sodiaal International (Sodiaal) in exchange for full ownership of the Canadian Yoplait business, a reduced royalty rate for the use of Yoplait and Liberté brands in the United States and Canada, and cash. This transaction is expected to be completed by the end of calendar year 2021. We have reclassified all Yoplait SAS, Yoplait Marques SNC and Liberté Marques Sàrl assets and liabilities as held for sale as of August 29, 2021. We recorded transaction costs of $11 million in the first quarter of fiscal 2022.

(3)	Restructuring charges relating to actions previously announced are recorded in our Consolidated Statements of Earnings as follows:

	Quarter Ended
In Millions	Aug. 29, 2021	Aug. 30, 2020
Restructuring, impairment, and other exit costs (recoveries)	$(4.3)	$0.5
Cost of sales	0.2	0.5

Total restructuring charges (recoveries)	$(4.1)	$1.0

During the first quarter of fiscal 2022, we did not undertake any new restructuring actions. We recorded a $4 million net recovery of restructuring charges in the first quarter of fiscal 2022 and $1 million of restructuring charges in the first quarter of fiscal 2021 for previously announced restructuring actions. Certain actions are subject to union negotiations and works counsel consultations, where required. We expect these actions to be completed by the end of fiscal 2023.

(4)

Unallocated corporate expense totaled $56 million in the first quarter of fiscal 2022 compared to $74 million in the same period in fiscal 2021. We recorded a $24 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the first quarter of fiscal 2022 compared to a $16 million net decrease in expense in the same period last year. We recorded $1 million of net losses related to valuation adjustments on certain corporate investments in the first quarter of fiscal 2022 compared to $13 million of net gains related to valuation adjustments in the first quarter of fiscal 2021. In addition, we recorded $12 million of integration costs related to our acquisition of Tyson Foods’ pet treats business and $11 million of transaction costs related to the agreement to sell our 51 percent controlling interest in Yoplait SAS and our 50 percent interest in Yoplait Marques SNC and Liberté Marques Sàrl in the first quarter of fiscal 2022. We also recorded a $21 million recovery related to a Brazil indirect tax item and a $13 million insurance recovery in the first quarter of fiscal 2022. In the first quarter of fiscal 2021, we recorded a $7 million charge related to a product recall in our international Green Giant business.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended
In Millions, Except per Share Data	Aug. 29, 2021	Aug. 30, 2020
Net earnings attributable to General Mills	$627.0	$638.9

Average number of common shares—basic EPS	610.4	614.1
Incremental share effect from: (a)
Stock options	2.1	3.2
Restricted stock units and performance share units	2.3	2.5

Average number of common shares—diluted EPS	614.8	619.8

Earnings per share – basic	$1.03	$1.04
Earnings per share – diluted	$1.02	$1.03

(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)

The effective tax rate for the first quarter of fiscal 2022 was 21.7 percent compared to 22.0 percent for the first quarter of fiscal 2021. The 0.3 percentage point decrease was primarily due to favorable changes in earnings mix by jurisdiction. Our adjusted effective tax rate was 21.7 percent in the first quarter of fiscal 2022 compared to 21.9 percent in the same period last year (see Note 7 below for a description of our use of measures not defined by GAAP). The 0.2 percentage point decrease in the adjusted effective tax rate was primarily due to favorable changes in earnings mix by jurisdiction.

The United States Congress is currently working to enact a tax reform bill, which would result in significant changes to the U.S. tax system. We expect that if a bill is enacted, it could have a material impact on our Consolidated Financial Statements in future periods. We continue to monitor developments and assess the impact to General Mills.

(7)

We have included measures in this release that are not defined by GAAP. We believe that these measures provide useful information to investors, and include these measures in other communications to investors. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd fiscal week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Also, certain measures in this release are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-to-year assessment of operating results.

Our fiscal 2022 outlook for organic net sales growth, adjusted operating profit growth, adjusted diluted EPS growth, and free cash flow conversion are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd week, when applicable. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measure without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates or the timing of acquisitions and divestitures throughout fiscal 2022. The unavailable information could have a significant impact on our fiscal 2022 GAAP financial results.

Our fiscal 2022 guidance does not incorporate the potential impact of the European Yoplait divestiture that has not yet been completed. For fiscal 2022, we currently expect: foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions) and acquisitions and divestitures to increase net sales by approximately 2 points; foreign currency exchange rates to have an immaterial impact on adjusted operating profit and adjusted diluted EPS growth; and restructuring charges and project-related costs related to actions previously announced and transaction costs and acquisition integration costs to total approximately $50 million to $100 million.

Significant Items Impacting Comparability

Several measures below are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgement, significantly affect the year-to-year assessment of operating results.

The following are descriptions of significant items impacting comparability of our results.

Mark-to-market effects

Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. Please see Note 4.

Non-income tax recovery

Recovery related to a Brazil indirect tax item recorded in fiscal 2022. Please see Note 4.

Acquisition integration costs

Integration costs resulting from the acquisition of Tyson Foods’ pet treats business. Please see Note 2.

Transaction costs

Transaction costs related to the definitive agreement to sell our 51 percent controlling interest in Yoplait SAS, and our 50 percent interest in Yoplait Marques SNC and Liberté Marques Sàrl to Sodiaal. Please see Note 2.

Restructuring charges

Restructuring charges for previously announced restructuring actions. Please see Note 3.

Investment activity, net

Valuation adjustments of certain corporate investments in fiscal 2022 and fiscal 2021. Please see Note 4.

Product recall

Product recall costs recorded in fiscal 2021 related to our international Green Giant business. Please see Note 4.

CPW restructuring charges

CPW restructuring charges related to previously announced restructuring actions.

Adjusted Operating Profit Growth on a Constant-currency Basis

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. The measure is evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended
	Aug. 29, 2021	Aug. 30, 2020	Change
Operating profit as reported	$844.3	$853.7	(1)%
Mark-to-market effects	(24.1)	(16.4)
Non-income tax recovery	(20.6)	—
Acquisition integration costs	12.4	—
Transaction costs	10.6	—
Restructuring charges	(4.1)	1.0
Investment activity, net	0.7	(13.0)
Product recall	—	7.1

Adjusted operating profit	$819.2	$832.5	(2)%
Foreign currency exchange impact			1	pt

Adjusted operating profit growth, on a constant-currency basis			(2)%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

Adjusted Diluted EPS and Related Constant-currency Growth Rate

This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rate follows:

	Quarter Ended
Per Share Data	Aug. 29, 2021	Aug. 30, 2020	Change
Diluted earnings per share, as reported	$1.02	$1.03	(1)%
Mark-to-market effects	(0.03)	(0.02)
Non-income tax recovery	(0.02)	—
Acquisition integration costs	0.02	—
Restructuring charges	(0.01)	—
Transaction costs	0.01	—
Investment activity, net	—	(0.02)
Product recall	—	0.01

Adjusted diluted earnings per share	$0.99	$1.00	(1)%

Foreign currency exchange impact			1	pt

Adjusted diluted earnings per share growth, on a constant-currency basis			(2)%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

See our reconciliation below of the effective income tax rate as reported to the adjusted effective income tax rate for the tax impact of each item affecting comparability.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	Aug. 29, 2021		Aug. 30, 2020
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,597.4	35.2%	$1,590.4	36.4%
Mark-to-market effects	(24.1)	(0.5)%	(16.4)	(0.4)%
Transaction costs	0.7	—%	—	—%
Restructuring charges	0.2	—%	0.5	—%
Acquisition integration costs	0.1	—%	—	—%
Product recall	—	—%	7.1	0.2%

Adjusted gross margin	$1,574.3	34.7%	$1,581.7	36.2%

Operating profit as reported	$844.3	18.6%	$853.7	19.6%
Mark-to-market effects	(24.1)	(0.5)%	(16.4)	(0.4)%
Transaction costs	10.6	0.2%	—	—%
Restructuring charges	(4.1)	(0.1)%	1.0	—%
Non-income tax recovery	(20.6)	(0.5)%	—	—%
Acquisition integration costs	12.4	0.3%	—	—%
Investment activity, net	0.7	—%	(13.0)	(0.3)%
Product recall	—	—%	7.1	0.2%

Adjusted operating profit	$819.2	18.0%	$832.5	19.1%

Net earnings attributable to General Mills as reported	$627.0	13.8%	$638.9	14.6%
Mark-to-market effects, net of tax (b)	(18.6)	(0.4)%	(12.6)	(0.3)%
Transaction costs, net of tax (b)	5.6	0.1%	—	—%
Restructuring charges, net of tax (b)	(3.2)	(0.1)%	0.8	—%
Non-income tax recovery, net of tax (b)	(13.6)	(0.3)%	—	—%
Acquisition integration costs, net of tax (b)	9.6	0.2%	—	—%
Investment activity, net, net of tax (b)	0.5	—%	(10.0)	(0.2)%
Product recall, net of tax (b)	—	—%	6.3	0.1%
CPW restructuring charges	—	—%	0.1	—%

Adjusted net earnings attributable to General Mills	$607.4	13.4%	$623.4	14.3%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(11)%	Flat		(12)%
Pet	28%	Flat		28%
Convenience Stores & Foodservice	47%	Flat		47%
Europe & Australia	(15)%	6	pts	(22)%
Asia & Latin America	(23)%	3	pts	(26)%

Total segment operating profit	(3)%	1	pt	(4)%

Note: Table may not foot due to rounding.

Organic Net Sales on a 2-year Compound Growth Rate Basis

We believe that this measure provides useful information to investors as it compares our organic net sales growth in fiscal 2022 to pre-pandemic levels of activity in fiscal 2020.

Organic net sales on a 2-year compound growth rate basis are calculated as follows:

	Quarter Ended
	Reported Net Sales Growth	Foreign Exchange		Acquisitions and Divestitures		Organic Net Sales
Total
Aug. 30, 2020 vs. Aug. 25, 2019	9%	(1)	pt	—		10%
Aug. 29, 2021 vs. Aug. 30, 2020	4%	1	pt	—		2%

2-year compound growth	6%					6%

North America Retail
Aug. 30, 2020 vs. Aug. 25, 2019	14%	—		—		14%
Aug. 29, 2021 vs. Aug. 30, 2020	(3)%	1	pt	—		(3)%

2-year compound growth	5%					5%

Europe & Australia
Aug. 30, 2020 vs. Aug. 25, 2019	8%	3	pts	(1)	pt	7%
Aug. 29, 2021 vs. Aug. 30, 2020	5%	5	pts	—		Flat

2-year compound growth	6%					3%

Convenience Stores & Foodservice
Aug. 30, 2020 vs. Aug. 25, 2019	(12)%	—		—		(12)%
Aug. 29, 2021 vs. Aug. 30, 2020	23%	—		—		23%

2-year compound growth	4%					4%

Pet
Aug. 30, 2020 vs. Aug. 25, 2019	6%	—		—		6%
Aug. 29, 2021 vs. Aug. 30, 2020	25%	—		5	pts	20%

2-year compound growth	15%					13%

Asia & Latin America
Aug. 30, 2020 vs. Aug. 25, 2019	6%	(10)	pts	—		17%
Aug. 29, 2021 vs. Aug. 30, 2020	8%	5	pts	(2)	pts	6%

2-year compound growth	7%					11%

Note: Table may not foot due to rounding.

Constant-currency Segment Operating Profit on a 2-year Compound Growth Rate Basis

We believe that this measure provides useful information to investors as it compares our constant-currency segment operating profit growth in fiscal 2022 to pre-pandemic levels of activity in fiscal 2020.

Our segments’ constant-currency operating profit on a 2-year compound growth rate basis are calculated as follows:

	Quarter Ended
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
Total
Aug. 30, 2020 vs. Aug. 25, 2019	21%	—		20%
Aug. 29, 2021 vs. Aug. 30, 2020	(3)%	1	pt	(4)%

2-year compound growth	8%			7%

North America Retail
Aug. 30, 2020 vs. Aug. 25, 2019	24%	—		24%
Aug. 29, 2021 vs. Aug. 30, 2020	(11)%	—		(12)%

2-year compound growth	5%			4%

Europe & Australia
Aug. 30, 2020 vs. Aug. 25, 2019	93%	4	pts	89%
Aug. 29, 2021 vs. Aug. 30, 2020	(15)%	6	pts	(22)%

2-year compound growth	28%			21%

Convenience Stores & Foodservice
Aug. 30, 2020 vs. Aug. 25, 2019	(24)%	—		(24)%
Aug. 29, 2021 vs. Aug. 30, 2020	47%	—		47%

2-year compound growth	6%			6%

Pet
Aug. 30, 2020 vs. Aug. 25, 2019	12%	—		12%
Aug. 29, 2021 vs. Aug. 30, 2020	28%	—		28%

2-year compound growth	20%			20%

Asia & Latin America
Aug. 30, 2020 vs. Aug. 25, 2019	99%	31	pts	68%
Aug. 29, 2021 vs. Aug. 30, 2020	(23)%	3	pts	(26)%

2-year compound growth	24%			11%

Note: Table may not foot due to rounding.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended
	Aug. 29, 2021		Aug. 30, 2020
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$778.0	$168.9	$775.9	$170.8
Mark-to-market effects	(24.1)	(5.5)	(16.4)	(3.8)
Non-income tax recovery	(20.6)	(7.0)	—	—
Acquisition integration costs	12.4	2.8	—	—
Transaction costs	10.6	4.6	—	—
Restructuring charges	(4.1)	(0.9)	1.0	0.2
Investment activity, net	0.7	0.2	(13.0)	(3.0)
Product recall	—	—	7.1	0.8

As adjusted	$752.8	$163.0	$754.6	$165.1

Effective tax rate:
As reported		21.7%		22.0%
As adjusted		21.7%		21.9%

Sum of adjustment to income taxes		$(5.9)		$(5.7)

Average number of common shares—diluted EPS		614.8		619.8

Impact of income tax adjustments on adjusted diluted EPS		$(0.01)		$(0.01)

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.